Exhibit 99.2

PARTICIPATION ENROLLMENT FORM

FIRST COMMUNITY CORPORATION DIVIDEND REINVESTMENT PLAN

(See mailing instructions below)

Name exactly as set forth on your stock certificate

Additional space for name if necessary

Street Address

City                         State                        Zip Code

- -	-

Social Security Number (To be completed	Employer Identification Number (To be
if the shareholder is an individual. If shares	completed if the shareholder is not an
are held jointly, the Social Security Number	individual.)
should be that of the first person listed on the
stock certificate.)

☐ I am a U.S. Citizen or Resident Alien	☐ I am a Nonresident Alien

1. Dividend Reinvestment (Check only one option - fill in amount where appropriate)

☐	a.	Full Cash Dividend Reinvestment. I wish to reinvest under the Plan cash dividends on all shares registered in my name.

☐	b.

Partial Cash Dividend Reinvestment.  I wish to have cash dividends reinvested on                             shares personally held by me in certificate form and on all Plan shares held in my name.  I wish to have the balance of my cash dividends mailed to me.

Note: to participate in Partial Cash Dividend Reinvestment, you must surrender with this enrollment form a stock certificate or certificates for not less than the total number of shares you wish to enroll in the reinvestment plan so that they may be reissued and allocated to the plan.

2. Optional Cash Investments	(minimum $100 and maximum $5,000 per dividend period) (Check the option and fill in the amount if you want to invest.)

Cash Payment.	Please buy shares with the enclosed check or money order for $ payable to Registrar and Transfer Company, Agent.

To the extent I have so designated, I hereby elect to participate in the Plan and authorize Registrar and Transfer Company, as my agent, to apply cash dividends and any optional cash investments received by it on my behalf to the purchase of shares of First Community Corporation Common Stock.  I understand that all dividends received or shares credited to my Plan account will be automatically reinvested in First Community Corporation Common Stock.

	*		*
Signature		Signature

Date		Date

(Please sign above exactly as name appears on reverse side.  If shares are held jointly, each shareholder must sign.)

* Under penalties of perjury, I certify (1) that the number shown above on this Form is my correct Taxpayer Identification Number and (2) that I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

Please mail completed form to:	Registrar and Transfer Company
Attn: Dividend Reinvestment Department
10 Commerce Drive
Cranford, NJ 07016
(800) 525-7686